                                                     Exhibit (12)
                                                     Commonwealth Edison Company
                                                     Form 10-K File No. 1-1839

             Commonwealth Edison Company and Subsidiary Companies
             ----------------------------------------------------
              Computation of Ratios of Earnings to Fixed Charges
                  and Ratios of Earnings to Fixed Charges and
             Preferred and Preference Stock Dividend Requirements
             ----------------------------------------------------
                            (Thousands of Dollars)

                                                                                  Twelve Months Ended
                                                            ---------------------------------------------------------------
Line
No.                                                           1993        1994            1995          1996       1997 (1)
----                                                          ----        ----            ----          ----       --------
  1  Net income (loss) before extraordinary items and
  2   cumulative effect of changes in accounting
  3   principles                                            $102,702    $  423,946     $  737,176    $  743,368    $(160,138)
                                                            --------    ----------     ----------    ----------    ---------
  4  Net provisions for income taxes and investment
  5   tax credits deferred charged to-
  6    Operations                                           $ 66,406    $  300,764     $  503,519    $  462,400    $ 307,276
  7    Other income                                          (30,754)      (23,062)        (7,685)       (7,385)    (405,819)
                                                            --------    ----------     ----------    ----------    ---------
  8                                                         $ 35,652    $  277,702     $  495,834    $  455,015    $ (98,543)
                                                            --------    ----------     ----------    ----------    ---------
  9  Fixed Charges-
 10    Interest on debt                                     $651,639    $  621,909     $  589,217    $  523,310    $ 487,749
 11    Estimated interest component of nuclear fuel
 12     and other lease payments, rentals and other
 13     interest                                              49,021        64,885         73,003        70,666       70,468
 14  Amortization of debt discount, premium and
 15   expense                                                 20,966        22,804         22,738        21,151       21,951
 16  Preferred securities dividend requirements of
 17   subsidiary trusts holding solely subordinated
 18   debt securities                                              -             -          4,428        16,960       28,860
                                                            --------    ----------     ----------    ----------    ---------
 19                                                         $721,626    $  709,598     $  689,386    $  632,087    $ 609,028
                                                            --------    ----------     ----------    ----------    ---------
 20  Preferred and preference stock dividend
 21   requirements -
 22    Provisions for stock dividends                       $ 66,052    $   64,927     $   69,961    $   64,424    $  60,486
 23    Taxes on income required to meet provisions
 24     for stock dividends                                   43,596        42,854         45,945        42,150       39,623
                                                            --------    ----------     ----------    ----------    ---------
 25                                                         $109,648    $  107,781     $  115,906    $  106,574    $ 100,109
                                                            --------    ----------     ----------    ----------    ---------
 26  Fixed charges and preferred and preference
 27   stock dividend requirements                           $831,274    $  817,379     $  805,292    $  738,661    $ 709,137
                                                            --------    ----------     ----------    ----------    ---------
 28  Earned for fixed charges and preferred and
 29   preference stock dividend requirements                $859,980    $1,411,246     $1,922,396    $1,830,470    $ 350,347
                                                            --------    ----------     ----------    ----------    ---------
 30  Ratios of earnings to fixed charges (line 29
 31   divided by line 19)                                       1.19          1.99           2.79          2.90         0.58
                                                            ========    ==========     ==========    ==========    =========
 32  Ratios of earnings to fixed charges and
 33    preferred and preference stock dividend
 34    requirements (line 29 divided by line 27)                1.03          1.73           2.39          2.48         0.49
                                                            ========    ==========     ==========    ==========    =========

(1) Earnings for 1997 were inadequate to cover fixed charges and fixed charges and preferred and preference stock dividend requirements by approximately $259 million and $359 million, respectively. The deficiency is principally attributable to the earnings impact of the closure of Zion Station.